Exhibit 99.1

EXPRESS, INC. REPORTS THIRD QUARTER 2022 RESULTS

Columbus, Ohio—December 8, 2022—Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the third quarter of 2022. These results, which cover the thirteen weeks ended October 29, 2022, are compared to the thirteen weeks ended October 30, 2021.

“The third quarter was tougher than we anticipated and that is reflected in our results. The macroeconomic, consumer and competitive environments were extremely challenging, and became more acute as the quarter progressed,” said Tim Baxter, Chief Executive Officer. “Our strategy to elevate our brand through higher average unit retails and reduced promotions, which has driven steady growth for the past five quarters, came up against the consumer’s reduced spending in discretionary categories and increased appetite for deep discounts. At the same time, we had some misses in our women’s business that further impacted our performance. We did, however, post our sixth consecutive quarter of positive comps in our men’s business.”

Third Quarter 2022 Results

•	Comparable sales declined by 8%

•	Gross margin decreased by 540 basis points

•	Operating loss of $30 million and negative EBITDA of $14 million

•	Inventory increase of 10%; down from a 30% increase in the second quarter of 2022

•	Continued to operate with the highest number of active Express Insider loyalty members in the Company’s history

•

Subsequent to the third quarter, strengthened balance sheet through refinancing transactions, increased Amended Asset-Backed Revolving Credit Facility by $40 million to $290 million, refinanced $90 million First-In-Last-Out Term Loan and terminated $50 million Direct Draw Term Loan

“Despite these results, we remain confident in our ability to achieve our stated goal of long-term, profitable growth in the Express brand. We are in the midst of a large-scale transformation which we expect to be further accelerated by the strategic partnership with WHP Global that we announced today,” Baxter concluded.

Third Quarter 2022 Operating Results

•	Consolidated net sales decreased 8% to $434.1 million from $472.0 million in the third quarter of 2021, with consolidated comparable sales down 8%

•	Comparable retail sales, which includes both Express stores and eCommerce, were down 11% compared to the third quarter of 2021. Retail stores decreased 6% while eCommerce demand declined 17%

•	Comparable outlet store sales remained flat versus the third quarter of 2021

•	Gross margin was 27.8% of net sales compared to 33.2% in last year’s third quarter, a decrease of approximately 540 basis points

•	Merchandise margin contracted by 360 basis points primarily driven by the challenging macroeconomic and highly promotional retail environments

•	Buying and occupancy expenses deleveraged approximately 180 basis points due to the decline in comparable sales

•

Selling, general and administrative (SG&A) expenses were $150.1 million, 34.6% of net sales, versus $141.1 million, 29.9% of net sales, in last year’s third quarter. The deleverage in the SG&A rate was driven by an increase in labor expenses and by the decline in comparable sales

•	Operating loss was $29.5 million compared to income of $16.3 million in the third quarter of 2021

•	Income tax expense was $0.8 million at an effective tax rate of (2.3)%. Income tax expense was $0.3 million at an effective tax rate of 2.2% during the third quarter of 2021

•	Net loss was $34.4 million, or $0.50 per diluted share. This compares to net income of $13.1 million, or $0.19 per diluted share, for the third quarter of 2021

•	Earnings before interest, taxes, depreciation, and amortization (EBITDA) was negative $14.5 million compared to EBITDA of $31.9 million in the third quarter of 2021

Balance Sheet and Cash Flow Highlights

•	Cash and cash equivalents totaled $24.6 million at the end of the third quarter of 2022 versus $36.8 million at the end of the third quarter of 2021

•	Inventory was $422.7 million at the end of the third quarter, up 10% compared to $383.6 million at the end of the prior year’s third quarter

•

Short-term debt was $4.5 million and long-term debt was $230.9 million at the end of the third quarter of 2022 compared to short-term debt of $10.1 million and long-term debt of $108.4 million at the end of the prior year’s third quarter

•	At the end of the third quarter of 2022, $47.0 million remained available for borrowing under the revolving credit facility

•	Operating cash flow was negative $95.9 million for the thirty-nine weeks ended October 29, 2022, compared to $78.3 million for the thirty-nine weeks ended October 30, 2021

•	Capital expenditures totaled $24.3 million for the thirty-nine weeks ended October 29, 2022, compared to $18.1 million for the thirty-nine weeks ended October 30, 2021

Refinancing Transactions

Subsequent to the third quarter, the Company completed the following transactions:

•

$250 million Senior Secured Asset-Based Revolving Credit Facility (the “Amended Revolving Credit Facility”), jointly led by Wells Fargo Bank, N.A. (“Wells Fargo”) and Bank of America, N.A. (“Bank of America”), was amended and increased by $40 million to $290 million with Wells Fargo serving as administrative agent and collateral agent. The interest rate has been reduced by replacing the London Interbank Offered Rate (“LIBOR”) interest rate benchmark, which had an applicable margin of 2.00% to 2.25%, with the Secured Overnight Financing Rate (“SOFR”) interest rate benchmark, which has an applicable margin of 1.60% to 1.85%. The Amended Revolving Credit Facility will mature on November 26, 2027.

•

$140 million Senior Secured Asset-Based Term Loan Credit Facility (the “Term Loan Facility”) was amended by refinancing its $90 million First-In-Last-Out (“FILO”) Term Loan and terminating its $50 million Delayed Draw Term Loan (“DDTL”). Wells Fargo will serve as administrative agent and collateral agent for the Amended Term Loan Facility. ReStore Capital acted as lead lender, with Wells Fargo and Bank of America also participating as lenders. The interest rate has been reduced by replacing LIBOR, which had an applicable margin of 7.00% to 8.25%, as the interest rate benchmark with SOFR, which has an applicable margin of 7.50%. The Amended Term Loan Facility will mature on November 26, 2027.

Full Year 2022 Outlook

This outlook is based on our year-to-date performance and the advancements we have made in each of the four foundational pillars of our EXPRESSway Forward strategy (Product, Brand, Customer, Execution), balanced against the increasingly challenging macroeconomic and retail apparel environment, ongoing uncertainty of the supply chain and geopolitical events and other uncertainties that may impact our business.

The Company expects the following for the full year 2022 compared to the full year 2021:

•	Comparable sales of flat to up 1%

•	Gross margin rate to decrease approximately 150 basis points

•	SG&A expenses as a percent of sales to delever approximately 200 basis points

•	Net interest expense of $17 million

•	Effective tax rate essentially zero percent

•	Diluted loss per share of $1.12 to $1.22

•	Capital expenditures of approximately $50 million

•	Inventory to move closer to parity with sales trends by the end of the year

Assumptions in the Company’s outlook may be affected by the continued uncertainty of the pandemic and geopolitical events and their impacts throughout the supply chain.

This outlook does not reflect the expected benefits of the transaction or the strategic partnership with WHP Global announced today.

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information

In a separate press release issued today, Express announced that it has entered into a strategic partnership with WHP Global. The press release is available at www.express.com/investor.

A conference call to discuss third quarter 2022 results is scheduled for December 8, 2022 at 8:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the earnings call are invited to dial (888) 550-5723 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor. A telephone replay of this call will be available beginning at 12:00 p.m. ET on December 8, 2022, until 11:59 p.m. ET on December 15, 2022, and can be accessed by dialing (800) 770-2030 and entering the replay pin number 1790468. In addition, an investor presentation of third quarter 2022 results will be available at www.express.com/investor beginning at approximately 7:00 a.m. ET on December 8, 2022.

About Express, Inc.

Express is a modern, multichannel apparel and accessories brand grounded in versatility, guided by its purpose—We Create Confidence. We Inspire Self-Expression.—and powered by a styling community. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has been a part of some of the most important and culture-defining fashion trends. The Express Edit design philosophy ensures that the brand is always ‘of the now’ so people can get dressed for every day and any occasion knowing that Express can help them look the way they want to look and feel the way they want to feel.

The Company operates over 550 retail and outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app. Express, Inc. is comprised of the brands Express and UpWest, and is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com or www.upwest.com.

Forward-Looking Statements

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, eCommerce demand, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company’s strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. You can identify these forward-looking statements by the use of words in the future tense and statements accompanied by words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates,” “opportunity,” “leads” or the negative version of these words or other comparable words. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 pandemic and its continued impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and increased tensions between China and Taiwan; (4) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (5) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (6) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (7) customer traffic at malls, shopping centers, and at our stores; (8) competition from other retailers; (9) our dependence on a strong brand image; (10) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (11) the failure or breach of information systems upon which we rely; (12) our ability to protect customer data from fraud and theft; (13) our dependence upon third parties to manufacture all of our merchandise; (14) changes in the cost of raw materials, labor, and freight; (15) supply chain or other business disruption, including as a result of the coronavirus; (16) our dependence upon key executive management; (17) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (18) our substantial lease obligations; (19) our reliance on third parties to provide us with certain key services for our business; (20) impairment charges on long-lived assets; (21) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (22) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (23) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (24) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (25) changes in tariff rates; (26) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption, and (27) risks related to our partnership with WHP Global. These factors should not be construed as exhaustive and should be read in conjunction with the additional information concerning these and other factors in Express, Inc.’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT

Greg Johnson

VP, Investor Relations

gjohnson@express.com

(614) 474-4890

Schedule 1

Express, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 29, 2022	January 29, 2022	October 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$24,592	$41,176	$36,795
Receivables, net	16,669	11,744	14,033
Income tax receivable	1,532	53,665	53,350
Inventories	422,666	358,795	383,588
Prepaid rent	5,964	5,602	4,309
Other	26,100	19,755	19,464

Total current assets	497,523	490,737	511,539
Right of Use Asset, Net	533,506	615,462	656,995
Property and Equipment	1,002,902	975,802	971,230
Less: accumulated depreciation	(869,910)	(827,820)	(820,728)

Property and equipment, net	132,992	147,982	150,502
Non-Current Income Tax Receivable	52,278	—	—
Other Assets	4,672	5,273	5,092

TOTAL ASSETS	$1,220,971	$1,259,454	$1,324,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$190,874	$196,628	$204,827
Accounts payable	229,661	231,974	252,752
Deferred revenue	31,947	35,985	30,412
Short-term debt	4,500	11,216	10,091
Accrued expenses	118,984	110,850	126,151

Total current liabilities	575,966	586,653	624,233
Long-Term Lease Liability	437,091	536,905	579,117
Long-Term Debt	230,861	117,581	108,394
Other Long-Term Liabilities	9,454	17,007	20,553

Total Liabilities	1,253,372	1,258,146	1,332,297

Commitments and Contingencies

Total Stockholders’ (Deficit)/Equity	(32,401)	1,308	(8,169)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,220,971	$1,259,454	$1,324,128

Schedule 2

Express, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net Sales	$434,145	$471,981	$1,349,849	$1,275,367
Cost of Goods Sold, Buying and Occupancy Costs	313,528	315,173	944,031	890,448

GROSS PROFIT	120,617	156,808	405,818	384,919
Operating Expenses:
Selling, general, and administrative expenses	150,090	141,055	434,461	395,010
Other operating expense/(income), net	36	(501)	(443)	(565)

TOTAL OPERATING EXPENSES	150,126	140,554	434,018	394,445
OPERATING (LOSS)/INCOME	(29,509)	16,254	(28,200)	(9,526)
Interest Expense, Net	4,668	2,879	11,962	12,246
Other Income, Net	(509)	—	(1,385)	—

(LOSS)/INCOME BEFORE INCOME TAXES	(33,668)	13,375	(38,777)	(21,772)
Income Tax Expense	780	289	549	227

NET (LOSS)/INCOME	$(34,448)	$13,086	$(39,326)	$(21,999)

EARNINGS PER SHARE:
Basic	$(0.50)	$0.20	$(0.58)	$(0.33)
Diluted	$(0.50)	$0.19	$(0.58)	$(0.33)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	68,272	67,006	67,878	66,244
Diluted	68,272	69,856	67,878	66,244

Schedule 3

Express, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(39,326)	$(21,999)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	45,076	51,964
Loss on disposal of property and equipment	57	74
Share-based compensation	7,617	7,856
Landlord allowance amortization	(310)	(319)
Changes in operating assets and liabilities:
Receivables, net	(4,925)	523
Income tax receivable	(145)	57,992
Inventories	(63,871)	(119,228)
Accounts payable, deferred revenue, and accrued expenses	(4,865)	95,621
Other assets and liabilities	(35,177)	5,800

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(95,869)	78,284

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(24,340)	(18,095)

NET CASH USED IN INVESTING ACTIVITIES	(24,340)	(18,095)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	252,000	73,000
Repayment of borrowings under the revolving credit facility	(143,000)	(154,050)
Proceeds from borrowings under the term loan facility	—	50,000
Repayment of borrowings under the term loan facility	(3,375)	(43,263)
Repayments of financing arrangements	—	(769)
Costs incurred in connection with debt arrangements	—	(471)
Repurchase of common stock for tax withholding obligations	(2,000)	(3,715)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	103,625	(79,268)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,584)	(19,079)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	41,176	55,874

CASH AND CASH EQUIVALENTS, END OF PERIOD	$24,592	$36,795

Schedule 4

Express, Inc.

Supplemental Information - Consolidated Statements of Income

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures such as EBITDA. Management strongly encourages investors and stockholders to review the Company’s financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

EBITDA

EBITDA is defined as net (loss)/income before interest expense (net of interest income), income tax expense and depreciation and amortization expense.

How This Measure Is Useful

When used in conjunction with GAAP financial measures, EBITDA is a supplemental measure of operating performance that the Company believes is a useful measure to facilitate comparisons to historical performance. EBITDA is used as a performance measure in the Company’s long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and is also a metric used in our short-term cash incentive compensation plan.

Limitations of the Usefulness of This Measure

Because non-GAAP financial measures are not standardized, EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. EBITDA excludes certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company’s performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA to the most directly comparable GAAP measures, is set forth below:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net (loss)/income	$(34,448)	$13,086	$(39,326)	$(21,999)
Interest expense, net	4,668	2,879	11,962	12,246
Income tax expense	780	289	549	227
Depreciation and amortization	14,550	15,662	43,763	48,418

EBITDA (Non-GAAP Measure)	$(14,450)	$31,916	$16,948	$38,892

Schedule 5

Express, Inc.

Real Estate Activity

(Unaudited)

Third Quarter 2022 - Actual			October 29, 2022 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(1)	342
Outlet Stores	—	—	202
Express Edit Stores	4	—	9
UpWest Stores	1	(2)	13

TOTAL	5	(3)	566	4.7 million

Fourth Quarter 2022 - Projected			January 28, 2023 -Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(8)	334
Outlet Stores	—	(2)	200
Express Edit Stores	2	(1)	10
UpWest Stores	2	(1)	14

TOTAL	4	(12)	558	4.6 million

Full Year 2022 - Projected			January 28, 2023 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(12)	334
Outlet Stores	—	(3)	200
Express Edit Stores	7	(2)	10
UpWest Stores	10	(3)	14

TOTAL	17	(20)	558	4.6 million